Exhibit 10.3

ARIBA BONUS PLAN

EXECUTIVE OFFICERS

1. Effective Date and Term. This Plan was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Ariba, Inc. (the “Company”) on December 9, 2005, and is effective for fiscal year 2006 and subsequent fiscal years. The Plan will continue to apply until it is amended or terminated by the Committee. The Plan supersedes all prior bonus plans applicable to individuals who are deemed to be “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”). Any other bonus plan applicable to Executive Officers previously approved by the Committee is hereby terminated.

2. Administration. The Committee administers the Plan and adopts rules and regulations to implement the Plan. The decisions of the Committee are final and binding on all parties who have an interest in the Plan.

3. Eligibility. Participation in the Plan is limited to Executive Officers. Participation in the Plan is effective on the day the participant starts in a bonus-eligible job. Participants must be employed in a bonus-eligible position before the first day of the last month of the fiscal half-year to be eligible to participate in the Plan for that fiscal half-year. Bonus payments will be prorated for participants who become eligible after the start of a fiscal half-year or for participants who are on a leave of absence or sabbatical for all or part of a fiscal half-year. A participant may be removed from the Plan at any time and for any reason, at the Company’s discretion, regardless of whether he or she remains an officer or employee of the Company.

4. Determination of Amounts. The Plan may provide a semi-annual cash bonus that is paid based on the achievement of pre-determined Company performance objectives and individual performance factors. The amount of each participant’s semi-annual bonus is determined as follows:

(a) An annual target bonus amount is assigned to the participant by the Committee as soon as reasonably practicable after the beginning of a fiscal year or, if later, at the time of his or her hiring. The annual target bonus amount may be modified from time to time thereafter by the Committee. The semi-annual target bonus amount is equal to 50% of the annual target bonus amount.

(b) Except in the case of the Chief Commercial Officer, one-half of the actual semi-annual bonus is determined on the basis of the Company’s semi-annual operating profit score, one-quarter is determined on the basis of the Company’s semi-annual revenue score, and one-quarter is determined on the basis of performance and non-financial measures applicable to the participant (the “MBO Portion”). “Operating profit” means after-tax income excluding (i) restructuring-related expense, (ii) amortization of acquired core technology and in-process R&D, (iii) amortization of goodwill and intangibles and (iv) amortization of stock-based compensation.

(c) As soon as reasonably practicable after the beginning of a fiscal year, the Committee determines for each fiscal half-year in that year the levels of operating profit and revenue that will be required for operating profit and revenue scores of 0.50, 0.75, 1.00 and 2.00. If the level of operating profit or revenue is less than the level required for a 0.50 score, the score will be zero. If the level of operating profit or revenue is greater than the amount required for a 2.00 score, the score will be 2.00. If the amount of operating profit or revenue falls between the amounts required for a 0.50 score and a 0.75 score, between the amounts required for a 0.75 score and a 1.00 score or between the amounts required for a 1.00 score and a 2.00 score, then straight-line interpolation will be used.

(d) When the actual amount of operating profit for a fiscal half-year has been determined, the operating profit score is calculated. Likewise, when the actual amount of revenue for a fiscal half-year has been determined, the revenue score is calculated. The weighted-average score for the fiscal half-year equals one-half of the operating profit score plus one-quarter of the revenue score. This weighted-average score is multiplied by 75% of each participant’s semi-annual target bonus amount. The result is the portion of the participant’s semi-annual bonus based on financial measures (the “Non-MBO Portion”).

(e) After the close of each fiscal half-year, the Committee determines the MBO Portion of each participant’s semi-annual bonus, based on the recommendations of the Company’s Chief Executive Officer (except in the case of the Chief Executive Officer).

(f) For each participant, the MBO Portion is added to the Non-MBO Portion. The result is that participant’s semi-annual bonus.

(g) All calculations for the second fiscal half-year are performed on a cumulative full-year basis. The bonus calculated on that basis is then reduced by the semi-annual bonus already paid for the first fiscal half-year.

(h) In the case of the Chief Commercial Officer, the Company’s semi-annual bookings score is added to the other two scores described above, and each score has a weight of 25%. As soon as reasonably practicable after the beginning of the fiscal year, the Committee determines for each fiscal half-year in that year the amount of bookings that will be required for bookings scores of 0.50, 0.75, 1.00 and 2.00. If the amount of bookings is less than the amount required for a 0.50 score, the score will be zero. If the amount of bookings is greater than the amount required for a 2.00 score, the score will be 2.00. If the amount of bookings falls between the amounts required for a 0.50 score and a 0.75 score, between the amounts required for a 0.75 score and a 1.00 score or between the amounts required for a 1.00 score and a 2.00 score, then straight-line interpolation will be used. The weighted-average score used to calculate the Chief Commercial Officer’s Non-MBO Portion is the average of the operating profit, revenue and bookings scores.

(i) The Committee may adjust the amount of the Company’s semi-annual operating profit or semi-annual revenue, or both, to exclude extraordinary expenses or benefits.

5. Payment of Bonuses. Payment of the semi-annual cash bonus (if any) is targeted for May 31 and November 30. Adjustments to this payment schedule may be made as business conditions require.

6. Employment Requirement. Unless a Severance Agreement between a participant and the Company provides otherwise, the participant must be employed by the Company at the time of the bonus payment to receive the semi-annual cash bonus.

7. Modification or Termination of the Plan. The Committee reserves the right to modify, suspend or terminate this Plan at any time. Should an acquisition or significant business initiative change the operating plan, this Plan may be modified and a new plan will go into effect at the start of the fiscal half-year following this event.

8. Benefits Unfunded. No amounts awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of their bonus awards.

9. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

10. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee is employed “at will,” which means that either the employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

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